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                                                                    EXHIBIT 23.1


                           CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-00171) pertaining to the Richey Electronics, Inc. 1992 Stock Option Plan of our report dated April 14, 1995 (except for Note 2 as to which the date is November 9,1995 and Note 8 as to which the date is December 19, 1995), with respect to the consolidated financial statements of Electrical Distribution Acquisition Company and our report dated April 14, 1995 (except for
Note 2 as to which the date is November 9, 1995), with respect to the financial statements of Deanco, Inc. included under Item 14(b) Reports on Form 8-K in the Annual Report (Form 10-K) for the year ended December 31, 1995.


                                  Ernst & Young LLP

Syracuse, New York
March 22, 1996